IMAGES OF LIFE, INC.
(A Development Stage Company)

AUDITED FINANCIAL STATEMENTS

Period From May 1, 1998 to December 31, 1999




Images of Life, Inc.
(A Development Stage Company)

AUDITED FINANCIAL STATEMENTS

December 31, 1999



CONTENTS

	Page

INDEPENDENT AUDITORS' REPORT	.	.	.	.	.	 1

FINANCIAL STATEMENTS:

BALANCE SHEETS	.	.	.	.	.	.	.	 2

STATEMENTS OF OPERATIONS	.	.	.	.	.	 3

STATEMENTS OF STOCKHOLDERS' EQUITY	.	.	.	 4

STATEMENTS OF CASH FLOWS	.	.	.	.	.	 5

NOTES TO FINANCIAL STATEMENTS	.	.	.	.	.	 6











INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders
Images of Life, Inc.
Tucson, Arizona


We have audited the accompanying balance sheet of Images of Life, Inc., (a development stage company) (the "Company"), as of December 31, 1999 and the related statements of operations, cash flows and stockholders' equity for the period from May 1, 1998 through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
The financial statements for the period September 23, 1997
(inception) through April 30, 1998 were audited by other auditors whose report dated June 23, 1998 expressed an unqualified opinion.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Images of Life, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the period from May 1, 1998 to December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has incurred net losses since inception and has not yet commenced operations which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On the statements of operations and cash flows, a cumulative column is presented for the period September 23, 1997 (date of inception) through December 31, 1999 in accordance with SFAS No.7. The statements of operations and cash flows for the period September 23, 1997 (date of inception) through December 31, 1999 have been compiled by us. We did not audit or review those financial statements and, accordingly, express no opinion or other form of assurance on them.



Tucson, Arizona
March 2, 2000


BALANCE SHEETS
							December 31,  April 30,
1999	1998
ASSETS
Current Assets - Cash              $   33,846    $    242

          Total Current Assets         33,846         242

Investment in Start Up Business       195,000

Other Assets                            2,768       1,768

             TOTAL ASSETS          $  231,614    $  2,010


LIABILITIES & STOCKHOLDERS EQUITY
Liabilities
   Current Liabilities
   Accounts Payable                $    1,900    $  1,400

         Total Current Liabilities      1,900       1,900


Commitments And Contingencies - Note 3

Common Stock$0.001 par value;
15,000,000 shares authorized;
9,665,000 and 5,000,000 shares issued
and outstanding as at December 31,
1999 and April 30, 1998
respectively                            2,165       5,000
Additional Paid In Capital            336,798      67,305
Accumulated Deficit                  (109,249)    (71,695)

        TOTAL STOCKHOLDER'S EQUITY    229,714         610
        TOTAL LIABILITIES &
              STOCKHOLDER'S EQUITY $  231,614     $ 2,010








The accompanying notes are an integral part
of these Financial Statements
STATEMENT OF OPERATIONS
                    Cumulative
                     For the
                    Period From
                    September 23,              Period From
                    1997 (Date of              September 23
                    Inception) to  Period From 1997(Date of
                    December 31,   May 1, 1998 Inception)to
                       1999        December 31   April 30,
                    (unaudited)       1999         1998
REVENUES- development stage only
 From Operations     $     712     $            $     712
 Cost of operations      5,765                      5,765
Gross Profit            (5,053)                    (5,053)

Other Income             3,500         3,500

                        (1,553)        3,500       (5,053)
EXPENSES
Compensation            16,844         4,000       12,844
Consulting - Note 4     39,500        35,000        4,500
Web-site Development    15,000             0       15,000
Marketing &
         Advertising    10,000             0       10,000
Investment Banking      15,000             0       15,000
General & Admin.        11,314         2,016        9,298
Other                       38            38            0
                       107,696        41,054       66,642

LOSS FROM OPERATIONS  (109,249)      (37,554)     (71,695)
Provision for Income
      Taxes - Note 6         0             0            0

NET LOSS             $(109,249)     $(37,554)    $(71,695)

BASIC EARNINGS PER SHARE:
Net Loss per Share     $(0.016)      $(0.005)     $(0.014)

Weighted Average
  Shares Outstanding  6,937,000     7,637,000    5,000,000

DILUTED EARNINGS PER SHARE:
Net Loss per Share     $(0.016)      $(0.005)     $(0.014)

Weighted Average
  Shares Outstanding  6,937,000     7,637,000    5,000,000


STATEMENT OF STOCKHOLDERS EQUITY

                                                Deficit -
									   Accumulated
                                       Addit'l  During
                      Common Stock     Paid-In  Development
                   Shares    Amount    Capital  Stage  .

Balance at 9/23/97(inception)
Shares Issued for
Cash in Public
Offering net $6125
(offering cost)    1,500,000  $1,500   $67,305

Common Stock Issued
for Services       3,500,000   3,500

Net Loss-9/23/97
    to  4/30/98             .        .         . $(71,695)

Balance at
     4/30/98       5,000,000   5,000     67,305   (71,695)


Other Capital Expenses Paid by Shareholders

Shares received 1/22/99
Previously recorded
as expense         (3,500,000) (3,500)

Shares Issued to
Shareholders under a
six for one split   7,500,000

Shares issued for
Services rendered the
Company               400,000      400    3,600

Shares Issued for
Cash Note - 5         265,000      265  264,735

Net Loss for Period           .       .        .  (37,554)
5/1/98 to 12/3199

Balances at 12/31/99 9,665,000   $2,165 $336,798 $(109,249)


STATEMENTS OF CASHFLOWS
                    Cumulative
                     For the
                    Period From
                    September 23,              Period From
                    1997 (Date of              September 23
                    Inception) to  Period From 1997(Date of
                    December 31,   May 1, 1998 Inception)to
                       1999        December 31   April 30,
                    (unaudited)       1999         1998   .
CASH FLOW FROM OPERATIONS
-Net Loss           $(109,249)     $  (37,554)  $ (71,695)
-Adjustments to reconcile
 net loss to cash from
 operating activities:
 -Other Income from
  Exchange of personality
  for Common Stock     (3,500)         (3,500)
 -Expenses paid by
  Stockholders          1,158           1,158
  Amortization            232                         232
  Stock for services    7,500           4,000       3,500
Changes in Assets & Liabilities:
-Other Assets          (3,000)         (1,000)     (2,000)
-Accounts Payable       1,900			  500       1,400 .
                     (104,959)        (36,396)     (68,563)

CASH FLOWS FROM INVESTING ACTIVITIES
- Investment in Start
  Up Business        (195,000)       (195,000)            .
                     (195,000)       (195,000)

CASH FLOWS FROM FINANCING ACTIVITIES
-Proceeds from issuance of
 common stock net
 issuance costs       330,805         265,000       68,805

Increase In Cash       33,846          33,604          242
Cash at Beginning
       of Period            0             242            0
Cash at End of
          Period    $  33,846       $  33,846     $    242


The accompanying notes are an integral part of these Financial Statements
IMAGES OF LIFE,INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 1999


NOTE 1 - NATURE OF OPERATIONS, SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES,
USE OF ESTIMATES

NATURE OF OPERATIONS

Images of Life, Inc. (the Company) was incorporated in the State of Nevada on September 25, 1997. The Company is in the development stage.

The Company was originally formed to manufacture and distribute various products for retail distribution through novelty and other retail stores. The Company has abandoned these efforts.

The Company is currently investing in a start-up company that is developing a medical supply product for use in the medical field, primarily by hospitals, but usable by other medical practitioners. This start-up company has certain patents pending.


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies followed by the Company and the methods of applying those policies, which materially affect the determination of its financial position, results of operations, or cash flows are summarized below.

Cash and Cash Equivalents - The Company considers all highly liquid investments, having a maturity of three months or less when purchased to be cash equivalents.

Revenue Recognition - Revenue is recorded when products are delivered and accepted by the customers.

Income Taxes - The provision for income taxes includes deferred income taxes resulting from temporary differences in the recognition of certain income and expense items for financial reporting purposes in different periods than for tax purposes.

Non-Cash Common Stock Issuances - Shares of common stock issued for other than cash have been assigned amounts equivalent to the fair value of the service or assets received in exchange.

Fair Value Of Financial Instruments - The carrying amounts for cash, receivables, and accounts payable approximate their fair value due to the short maturity of these instruments. It is not practicable to to measure the fair value of the investment in start-up business due to the non-marketability of this investment.


Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimated.
Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the collectability of receivables and advances, estimated liabilities for litigation settlements and disputed claims, the valuation allowance for deferred tax assets, and the amortization period for deferred marketing costs.

NOTE 2 - INVESTMENT IN START-UP BUSINESS

The Company entered into an agreement dated January 20, 1999 with Glacier Medical, LLC (Glacier) to provide funding for research and general and administrative costs in Glacier's efforts to develop a medical supply product. The
Company's total commitment to fund Glacier is $1,000,000.
If totally funded the Company will receive a 35% interest in Glacier. For the first $500,000 of funding, the Company receives a 1.25% interest for each $25,000 funded. For the last $500,000 of funding, the Company receives a 2.00% interest for each $100,000 funded.

The investment in Glacier Medical, LLC is stated at cost.
In Management's opinion there is no permanent impairment to the value of this investment at this time, although this assessment of impairment could change in the near term and be material.


NOTE 3 - COMMITMENTS AND CONTINGENCIES

On January 12, 2000 the Company entered into an agreement to purchase marketing services for the twelve months following signing of the agreement. The vendor will be paid in Company shares. The agreement calls for a total payment of 900,000 shares to be paid as progress is made, contingent upon the satisfaction of each party.


NOTE 4 - RELATED PARTY TRANSACTIONS

The Company compensates the Chairman of the Board for consulting services he provides to the Company in the amount of $5,000 per month. These services are performed on a month-to-month basis and may be terminated at any time by either party.




IMAGES OF LIFE, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 1999


NOTE 5 - COMMON STOCK TRANSACTIONS

On January 20, 1999 the Company entered into a "Private
Placement Funding Agreement" with Trimont Capital, Ltd. of the Grand Cayman Islands to provide the Company with capital funding. Trimont Capital, Ltd. has committed to purchasing 500,000 shares of the Company's stock at $1.00 per share. Upon reaching $250,000 the Company will issue a stock certificate of 250,000 shares to Trimont. For purposes of the earnings per share calculation, the shares were treated as outstanding during 1999. Trimont had provided $265,000 by December 31, 1999.


NOTE 6 - PROVISION FOR INCOME TAXES

There is no current or deferred income tax benefit for the periods ended December 31, 1999 and April 30, 1998.

At December 31, 1999 the Company has unused net operating losses of approximately $118,000 expiring from 2018 through 2020. No deferred tax asset has been recorded as the Company has provided a valuation allowance in the full amount of the benefit until such time as deferred tax liabilities are realized or future earnings are considered likely.

The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, if appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss period. The Company has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes.




IMAGES OF LIFE, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
December 31, 1999


NOTE 7 - EARNINGS PER SHARE

Earnings per share are calculated in accordance with the
Statement of Financial Accounting Standards ("SFAS") No.
128 "Earnings Per Share".  The following is a
reconciliation of the numerator and denominator of the
basic and diluted per share computations for the periods
ended:
	                             December 31,	April 30,
                                         1999 	 1998   .

Basic:
Net loss applicable to common
stockholders	                  $   (37,554)   $ (71,695)

Weighted shares	          7,637,000	    5,000,000

Basic loss per share	       $(.005)	     $(.014)


Diluted:
Net loss applicable to common
stockholders	                   $ (37,554)	   $ (71,695)

Weighted shares	          7,637,000	    5,000,000

Diluted shares outstanding	7,637,000	    5,000,000

Diluted loss per share	       $(.005)	      $(.014)


NOTE 8 - STOCK SPLIT

On January 22, 1999 the Company's Directors authorized a 6 for 1 stock split, thereby increasing the number of issued and outstanding shares to 9,000,000. The number of shares reflected in the April 30, 1998 financial statements have not been restated since such restatement would cause the number of outstanding shares to exceed the number of authorized shares.

NOTE 9 - GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The
Company has incurred net losses since inception and has not yet commenced operations which raises substantial doubt about its ability to continue as a going concern. In addition, it is entirely dependent upon raising working capital from its stockholders. Management's plans include raising an additional $235,000 from its stockholders, through the efforts of Trimont Capital, Ltd., and to receive cash flow from Glacier Medical, LLC. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


NOTE 10 - STOCK OPTIONS

The Company issued options to board members who are shareholders and to the majority member of Glacier Medical, LLC totaling 300,000 shares of the Company's common stock exercisable at $1 per share. These options are exercisable upon certain future events happening, approval is required of the Board. There is no dilutive effect as of December
31, 1999.


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